SOFTWARE PUBLISHING CORPORATION HOLDINGS, INC.
                                   3A Oak Road
                           Fairfield, New Jersey 07004



                                                    January 4, 1999


Seafish Partners
c/o Estudio Chimel
Avenue Luis Maria Campos 799
1426 Capital Federal
Buenos Aires, Argentina

Dear Sirs/Madams:

          This letter will serve to confirm and memorialize the agreement of Seafish Partners ("Seafish"), as the holder of 930 shares (the "Class A Shares") of the Class A 14% Cumulative NonConvertible Redeemable Preferred Stock, Series A, par value $.001 per share (the "Class A Preferred Stock"), of Software Publishing Corporation Holdings, Inc. (the "Company"), to exchange the Class A Shares for (a) 930 shares (the "Class C Shares") of Class C 11% Cumulative Non-Convertible Redeemable Preferred Stock, Series A, par value $.001 per share (the "Class C Preferred Stock") of the Company, and (b) the issuance by the Company to Seafish of warrants (the "Seafish Warrants") to purchase 260,000 shares of the common stock, par value $.001 per share (the "Common Stock"), of the Company, exercisable immediately, expiring at the close of business on January 3, 2006, having an exercise price of $1.0625 per share of Common Stock, and evidenced by a warrant certificate (the "Warrant Certificate") in substantially the form attached as Appendix A to this Letter Agreement. The Class C Preferred Stock shall have the powers, designation, preferences and relative, participating, optional and other rights as set forth in the Certificate of Designations of the Company (the "Certificate of Designations") with respect to the Class C Preferred Stock to be filed with the Secretary of State of the State of Delaware in substantially the form attached as Appendix B to this Letter Agreement. The Company covenants and agrees to (a) file the Certificate of Designations and forward to Seafish a fully executed Warrant Certificate no later than twenty business days from receipt by the Company of Seafish's acknowledgment and acceptance of this Letter Agreement, (b) forward to Seafish a stock certificate evidencing the Class C Shares registered in the name of Seafish within twenty business days from receipt by the Company of the stock certificate evidencing the Class A Shares, duly endorsed in blank for transfer into the name of the Company, and (c) tender to Seafish within twenty business days from receipt by the Company of Seafish's acknowledgment and acceptance of this Letter Agreement a check in the amount of $7,134.25 representing the accrued dividends due on the Class A Shares for the period of December 15, 1998 through January 4, 1998. Notwithstanding the immediately preceding sentence, the Class C Shares and Seafish Warrants shall be deemed to have been issued and outstanding and the Class A Shares shall be deemed to have been transferred to


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the Company as of the date of this Letter Agreement.  It is the intention of the
Company and Seafish that the exchange of the Class A Shares for the Class C Shares and Seafish Warrants is exempt from registration under the Securities Act of 1933, as amended (the "Act"), pursuant to Section 3(9) and Section 4(2) of the Act.

          If the foregoing accurately reflects your understanding, agreement and consent as to the foregoing matters, kindly acknowledge such by executing the duplicate copy of this Letter Agreement in the space designated for such below, and return such duplicate copy to the Company.

                                        Very truly yours,

                                        SOFTWARE PUBLISHING CORPORATION
                                              HOLDINGS, INC.


                                        By:    /s/ Mark E. Leininger
                                            ----------------------------
                                            Mark E. Leininger, President



Acknowledged, agreed and consented to:

SEAFISH PARTNERS


By:    /s/ Paul Stark
     ---------------------------------
     Paul Stark
     Agent